UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest reported): August 5, 2002

COGENTRIX ENERGY, INC.
(Exact name of registrant as specified in its chapter)

North Carolina (State of incorporation)	33-74254 (Commission File Number)	56-1853081 (IRS Employer Identification No.)

9405 Arrowpoint Boulevard, Charlotte, North Carolina  28273-8110
(Address of principal executive offices including Zip Code)

Registrant's telephone number, including area code:      (704) 525-3800

Item 4. Change in Registrant's Certifying Accountant

     On August 5, 2002, Cogentrix Energy, Inc. ("Cogentrix Energy") dismissed Arthur Andersen LLP ("Andersen"), as its independent accountant, and appointed KPMG LLP ("KPMG") as its new independent accountant for the year ending December 31, 2002. The decision to dismiss Andersen and retain KPMG was approved by Cogentrix Energy's Board of Directors upon the recommendation of its Audit Committee.

     The audit reports of Andersen on the consolidated financial statements of Cogentrix Energy and subsidiary companies as of and for the years ended December 31, 2001 and 2000, did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles. During Cogentrix Energy's two most recent years ended December 31, 2001, and the subsequent interim period through the date of this Report, there were no disagreements between Cogentrix Energy and Andersen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to Andersen's satisfaction, would have caused Andersen to make reference to the subject matter of the disagreement in connection with its reports.

     None of the reportable events described under Item 304(a)(1)(v) of Regulation S-K occurred within Cogentrix Energy's two most recent years and the subsequent interim period through the date of this Report.

     Cogentrix Energy provided Andersen with a copy of the foregoing disclosures. Andersen has informed Cogentrix Energy that due to its current difficulties, it will be unable to respond to Cogentrix Energy's filing stating its agreement or disagreement with such statements.

     During Cogentrix Energy's two most recent years ended December 31, 2001, and the subsequent interim period through the date of this Report, Cogentrix Energy did not consult with KPMG regarding any of the matters or events set forth in Item 304(a)(2)(i) and (ii) of Regulation S-K.

SIGNATURE

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
August 7, 2002 (Date)	COGENTRIX ENERGY, INC. (Registrant) By: /s/ THOMAS F. SCHWARTZ Thomas F. Schwartz Group Senior Vice President and Chief Financial Officer (Principal Financial & Accounting Officer)